EXHIBIT TO ITEM 77M

Mergers

CM Advisors Fund. At a meeting held on October 26, 2017, the Board of Trustees of the Registrant approved the reorganization of CM Advisors Fund, a series of the Registrant, into the CM Advisors Small Cap Value Fund, a separate series of the Registrant. More information on the merger are incorporated by reference to the following filings:

•	A supplement to the CM Advisors Fund’s prospectus, dated October 27, 2017 (Accession Number 0001398344-17-013715);
•	Form N-14, dated January 12, 2018 (Accession Number 0001398344-18-000582); and
•	A supplement to the CM Advisors Fund’s prospectus, dated February 22, 2018 (Accession Number 0001398344-17-013715).